Exhibit 99.1

ST. JUDE MEDICAL REPORTS THIRD QUARTER SALES AND EARNINGS

St. Paul, MN, October 17, 2005 – St. Jude Medical, Inc. (NYSE:STJ) today reported results for the third quarter ended September 30, 2005. The Company reported net sales of $738 million, an increase of 28% compared to the $578 million reported in the third quarter of 2004. Favorable currency translation comparisons increased third quarter sales by about $5 million. Net sales for the first nine months of 2005 were $2,125 million, an increase of $442 million or 26% over the $1,683 million reported in the first nine months of 2004.

Reported net earnings for the third quarter of 2005 were $168 million or $.44 per diluted share, compared to $91 million, or $.25 per diluted share in the third quarter of 2004. Earnings per diluted share were $1.03 for the first nine months of 2005, compared to $.77 per share reported in the first nine months of 2004.

During the third quarter of 2005, St. Jude Medical reversed $12 million related to a special charge recorded in the third quarter of 2004 to accrue for legal costs in conjunction with the Symmetry™ Bypass System. The majority of these legal claims are now settled. The Company also concluded tax audits in the quarter that resulted in a $14 million reversal of previously recorded income tax expense and recorded a $10 million contribution to the St. Jude Medical Foundation. Excluding these items, net earnings for the third quarter were $153 million or $.40 per diluted share, an increase of 29% over the $.31 per diluted share in the comparable quarter of 2004.

Cardiac Rhythm Management
Third quarter high-voltage product sales were $277 million, a 68% increase over the comparable quarter of 2004. These results continued to underscore the competitiveness of St. Jude Medical’s ICD product portfolio and reflect strong additional market share gains. St. Jude Medical now holds an estimated 19-20% share of the global ICD market.

Third quarter pacemaker sales were $231 million, an increase of 6% from the comparable quarter of 2004.

Atrial Fibrillation
Atrial fibrillation product sales for the third quarter totaled $63 million, a 66% increase over the third quarter of 2004.

Cardiology
Total sales of cardiology products for the third quarter were $105 million, a 12% increase over the third quarter of 2004. Within this category of products, vascular sealing device sales for the third quarter of 2005 totaled $79 million, an 11% increase over the third quarter of last year.

Cardiac Surgery
Total cardiac surgery sales for the third quarter of 2005 were $62 million, a decrease of 3% compared to the third quarter of last year. Sales of heart valve products in this quarter were approximately $58 million, down 2% compared with the third quarter of last year.

Commenting on third quarter 2005 results, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said: “Our third quarter results reflect our continued progress in several major areas. Our growth in ICDs in the quarter clearly demonstrated the strength and momentum of St. Jude Medical’s program and again represented clear market share gains. We continued to strengthen our gross margin and expand our investment in research and development. We reached a number of milestones in the third quarter and continued to focus on expanding growth drivers to sustain our success.

“Yesterday, we announced a definitive agreement with Advanced Neuromodulation Systems, Inc., (ANS) that represents a compelling strategic opportunity to enter the neuromodulation medical device market and add a new long-term growth platform to St. Jude Medical,” continued Mr. Starks.

During a conference call today at 7 a.m. Central Daylight Time, St. Jude Medical will further discuss these results and provide sales and earnings guidance for the fourth quarter and full-year 2005. On the call, the company will also discuss the proposed transaction with Advanced Neuromodulation Systems, Inc. (NASDAQ:ANSI). The Company expects its consolidated EPS for the fourth quarter of 2005 to be in the range of $.39 to $.40. Given the strength of the third quarter, the Company is raising its EPS guidance for the full year of 2005 to $1.52 to $1.53. The Company’s guidance excludes the impact of non-recurring items.

St. Jude Medical’s 3rd quarter earnings conference call will be live (also archived for 90 days) on the following website:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=73836&eventID=1149817.

St. Jude Medical, Inc. (www.sjm.com) is dedicated to the design, manufacture and distribution of innovative medical devices of the highest quality, offering physicians, patients and payers outstanding clinical performance and demonstrated economic value.

Forward-Looking Statements

Any statements made regarding the proposed transaction between St. Jude Medical and Advanced Neuromodulation Systems Inc., the expected timetable for completing the transaction, successful integration of the business, benefits of the transaction, potential clinical success, regulatory approvals, anticipated future product launches, revenues, earnings, expected repayment of debt, market shares, market growth, market segment growth, new indications, and any other statements regarding St. Jude Medical’s or ANS’s future expectations, beliefs, goals or prospects are forward-looking statements which are subject to risks and uncertainties, such as those described under or incorporated by reference in Item 8.01 of St. Jude Medical’s Current Report on Form 8-K filed on October 17, 2005, and in Item 8.01 of ANS’ Current Report on Form 8-K filed on October 17, 2005, and in the Outlook and Uncertainties section in ANS’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (see page 25) and ANS’s Annual Report on Form 10-K for the year ended December 31, 2004 (see page 26). Actual results may differ materially from anticipated results.

Additional Information

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of ANS. St. Jude Medical will be filing a tender offer statement with the Securities and Exchange Commission (SEC) and ANS will be filing a solicitation/recommendation statement with respect to the offer. ANS shareholders are advised to read the tender offer statement regarding the acquisition of ANS referenced in this news release, and the related solicitation/recommendation statement, when those statements are made available to them. The tender offer statement and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the offer. These documents will be made available to all shareholders of ANS at no expense to them. These documents will also be available at no charge on the SEC’s web site at www.sec.gov. Shareholders may also obtain copies of these documents without charge by requesting them from ANS, Inc. in writing at 6901 Preston Road, Plano, Texas 75024, or by phone at (972) 309-8000.

St. Jude Medical, Inc.
Condensed Consolidated Statements of Earnings
(Data in thousands, Except EPS)
(Unaudited)

	Three Months Ended September 30, 2005			Three Months Ended September 30, 2004			Nine Months Ended September 30, 2005			Nine Months Ended September 30, 2004
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
Net sales	$737,780		$737,780	$578,319		$578,319	$2,125,344		$2,125,344	$1,683,497		$1,683,497
Cost of sales:
Cost of sales before special charges	200,735		200,735	165,918		165,918	589,636		589,636	491,614		491,614
Special charges				12,073	(12,073)					12,073	(12,073)
Total cost of sales	200,735		200,735	177,991	(12,073)	165,918	589,636		589,636	503,687	(12,073)	491,614
Gross profit	537,045		537,045	400,328	12,073	412,401	1,535,708		1,535,708	1,179,810	12,073	1,191,883

Selling, general & administration	243,551	(10,000)	233,551	188,741		188,741	700,184	(10,000)	690,184	568,045		568,045
Research & development	97,493		97,493	69,645		69,645	264,285		264,285	204,095		204,095
Purchased R&D							26,100	(26,100)
Special charges	(11,500)	11,500		23,310	(23,310)		(11,500)	11,500		23,310	(23,310)

Operating profit	207,501	(1,500)	206,001	118,632	35,383	154,015	556,639	24,600	581,239	384,360	35,383	419,743
Other income (expense)	3,917		3,917	680		680	7,038		7,038	(764)		(764)
Earnings before taxes	211,418	(1,500)	209,918	119,312	35,383	154,695	563,677	24,600	588,277	383,596	35,383	418,979
Income tax expense	43,631	*13,130	56,761	28,134	13,446	41,580	175,058	*(13,870)	161,188	98,421	13,446	111,867
Net earnings	$167,787	$(14,630)	$153,157	$91,178	$21,937	$113,115	$388,619	$38,470	$427,089	$285,175	$21,937	$307,112

Earnings per share
Basic	$0.46	$(0.04)	$0.42	$0.26	$0.06	$0.32	$1.07	$0.11	$1.18	$0.81	$0.06	$0.87
Diluted	$0.44	$(0.04)	$0.40	$0.25	$0.06	$0.31	$1.03	$0.11	$1.13	$0.77	$0.06	$0.83

Basic shares outstanding	364,913	364,913	364,913	354,570	354,570	354,570	362,545	362,545	362,545	352,116	352,116	352,116
Diluted shares outstanding	380,957	364,913	380,957	370,814	354,570	370,814	377,817	362,545	377,817	369,960	352,116	369,960

Condensed Consolidated Balance Sheets
(Data in Thousands)
(Unaudited)

	September 30, 2005	December 31, 2004
Cash & equivalents	$712,451	$688,040
Accounts receivable, net	733,740	630,983
Inventories	346,810	330,873
Other current assets	223,155	213,321
Property, plant & equipment, net	374,944	326,981
Goodwill	805,303	593,799
Other intangible assets, net	304,865	207,096
Other assets	242,109	239,654
Total assets	$3,743,377	$3,230,747

Other current liabilities	$682,383	$605,393
Long-term debt	184,502	234,865
Deferred income taxes	58,594	56,561

Total equity	2,817,898	2,333,928
Total liabilities & equity	$3,743,377	$3,230,747

* Includes the reversal of $13,700 of previously recorded tax expense.